Exhibit 99.01

MoneyGram International Executive Chairman Pamela H. Patsley Assumes Additional Role of Chief
Executive Officer

Former CEO Ryan Departs Company

MINNEAPOLIS, Sept. 1, 2009—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, today announced that the company’s executive chairman, Pamela H. Patsley, will be assuming the additional role of chief executive officer succeeding Anthony P. Ryan effective immediately. Additionally, Ryan has resigned from the Board of Directors.

“We thank Tony for his valuable contributions to the company and wish him all the best. At the same time, we are very pleased that Pam has stepped into the role of chief executive officer in addition to her responsibilities as chairman,” said Seth Lawry, director and chair of the Human Resources and Nominating Committee for MoneyGram. “Over these last months, Pam has proven to be a terrific addition and we believe that she is the ideal leader to build MoneyGram into a world-class competitor.”

Patsley, 52, has served as executive chairman of MoneyGram since January 2009. Prior to joining MoneyGram, Patsley spent seven years at First Data Corporation, most recently as President of First Data International, where she was responsible for all the company’s business outside the U.S. Prior to First Data, she served as CEO of Paymentech Inc., which she took public in 1996 and then sold to First Data for an enterprise value of $1 billion in 1999. Since leaving First Data in late 2007, she has worked with private equity firms evaluating payments services opportunities.

“I am pleased to be assuming the additional role of chief executive officer at MoneyGram,” said Patsley. “This is an exciting industry and one that provides a tremendous opportunity for growth. We will focus our efforts on strengthening MoneyGram’s position in the worldwide payments industry and creating long-term value for all of our stakeholders.”

Ryan joined MoneyGram in 1995 and had been responsible for overseeing day-to-day operations of the company since June 2008.

About MoneyGram International

MoneyGram International offers more control and more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 180,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

###

Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com